Exhibit 10.1

Execution Version

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (“Agreement”), dated as of October 1, 2020, is made by and between IRC Superman Midco, LLC, a Delaware limited liability company (“Parent”), the undersigned stockholders (the “Stockholders”) of American Renal Associates Holdings, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Section 8 and Section 21, the Company.  Parent, the Company and the Stockholders are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Parent, Superman Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, concurrently with the signing of this Agreement, are entering into an Agreement and Plan of Merger, dated as of even date herewith (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of Common Stock indicated opposite such Stockholder’s name on Schedule 1 attached hereto (together with any New Shares (defined in Section 3 below), the “Shares”);

WHEREAS, as an inducement and a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, each Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, the Parties agree as follows:

1. Agreement to Vote Shares.  Each Stockholder agrees that, prior to the Expiration Date (as defined in Section 3 below), at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, such Stockholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), in person or by proxy, or if applicable, deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote:  (i) in favor of adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement as to which stockholders of the Company are called upon to vote or consent in favor of any matter necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries or Affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to the Company’s or any of its Subsidiaries or Affiliates’ obligations under the Merger Agreement not being fulfilled; and (iii) against (A) any Acquisition Proposal, (B) any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement, (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries, (D) any change in the majority of the Board of Directors and (E) any material change in the capitalization of the Company or the Company’s corporate structure.  No Stockholder shall take or commit or agree to take any action inconsistent with the foregoing.

2. Voting on Other Matters.  Notwithstanding anything to the contrary contained herein, each Stockholder shall be entitled to vote (or cause to be voted) in its sole discretion all of the Shares that such Stockholder shall be entitled to so vote on all issues other than those specified in Section 1.

3. Expiration Date.  As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, (c) such date and time as (A) any amendment or change to the Merger Agreement is effected without the Stockholders’ consent that (1) decreases the Per Share Merger Consideration, (2) changes the form of consideration payable under the Merger Agreement to the Stockholders, (3) imposes any additional material restrictions on or additional conditions on the payment of the Per Share Merger Consideration to stockholders of the Company or (4) imposes any additional material restrictions or obligations on the Stockholders, or (B) any amendment or change to the Merger Agreement is effected without the Stockholders’ consent that materially and adversely affects the Stockholders, (d) upon mutual written agreement of the Parties to terminate this Agreement, (e) the conclusion of the Stockholders Meeting at which the vote contemplated in Section 1 hereof has occurred and the Stockholders’ Shares have been voted as specified herein, or (f) a Change of Recommendation to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.1 of the Merger Agreement.  Upon termination or expiration of this Agreement in accordance with this Section 3, no Party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any Party from liability for any actual fraud or Willful Breach (as applied to this Agreement) of this Agreement.

4. Additional Purchases.  Each Stockholder agrees that any shares of Common Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 6 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired.

5. Agreement to Retain Shares.  From and after the date hereof until the Expiration Date, no Stockholder shall, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, the voting rights thereunder or by the creation of a Lien) or otherwise permit the sale, assignment, transfer, tender or disposition of any Shares (including the voting rights thereunder or by the creation of a Lien), (b) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of a Lien) any Shares, or (d) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement.  Notwithstanding the foregoing, each Stockholder may make transfers (i) to an Affiliate of such Stockholder; provided, that, as a precondition to such transfers, the transferee agrees in a written instrument, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement, and (ii) as Parent may otherwise agree in writing in its sole and absolute discretion.

6. Representations and Warranties of the Stockholders.  Each Stockholder hereby represents and warrants to Parent as follows:

(a) such Stockholder has the full corporate or other entity power and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder;

(b) this Agreement (assuming this Agreement constitutes a valid and binding agreement of the other Parties) has been duly executed and delivered by or on behalf of such Stockholder and constitutes a valid and binding agreement with respect to such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) as of the date hereof, such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1 free and clear of any Liens, and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares and none of the Shares are subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except (i) as contemplated by this Agreement, (ii) as contemplated by any shareholders or similar agreement of the Company or (iii) for any limitations or restrictions imposed under applicable Laws;

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(d) the execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder and the compliance by such Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares pursuant to, any material Contract to which such Stockholder is a party or by which such Stockholder is bound, or any law, statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of such Stockholder; and

(e) the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by such Stockholder except for applicable requirements, if any, of the Exchange Act and applicable Antitrust Laws, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of his obligations under this Agreement in any material respect.

7. No Solicitation.  Each Stockholder has read Section 6.1 of the Merger Agreement and, agrees that such Stockholder will not, directly or indirectly, take any action that would violate Section 6.1 of the Merger Agreement if such Stockholder were deemed a “Representative” of the Company for purposes of Section 6.1 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict (i) any actions taken by such Stockholder in any capacity other than as a stockholder of the Company, to the extent such actions are permitted or required under Section 6.1 of the Merger Agreement or (ii) any actions taken by such Stockholder in accordance with Section 8. Notwithstanding anything to the contrary herein, this Agreement shall not restrict the ability of such Stockholder to review any Acquisition Proposal and, solely to the extent the Board (as defined below) or the Special Committee (as defined below), as applicable, has made the determination set forth in Section 6.1(c)(iii)(A) of the Merger Agreement, to discuss and confirm to the Company the willingness of such Stockholder to support and sign a voting and support agreement in the event of any termination of the Merger Agreement or Change of Recommendation.

8. Supplemental Agreements.  Each of the Stockholders hereby acknowledges that, as a material inducement to Parent entering into, and as an express condition of Parent’s willingness to enter into, the Merger Agreement, the Stockholders have entered into that certain Letter Agreement, dated as of the date hereof (the “Parent Supplemental Agreement”), by and among Parent, the Company and each of the Stockholders, and that Parent would not have entered into the Merger Agreement but for the Parent Supplemental Agreement. Notwithstanding anything contained herein to the contrary, each of Parent and the Stockholders hereby acknowledges and agrees that (i) in light of the Parent Supplemental Agreement, the Board of Directors of the Company (the “Board”) has determined that it is advisable for Acquisition Proposals to be evaluated initially by an independent committee of disinterested members of the Board (the “Special Committee”), (ii) if a Stockholder receives any Acquisition Proposal at any time from and after the date hereof until the No-Shop Period Start Date, such Stockholder shall, promptly upon receipt of any such Acquisition Proposal, notify the Special Committee of such Acquisition Proposal, and (iii) if (x) the Board or the Special Committee, as applicable, has made the determination set forth in Section 6.1(c)(iii)(A) of the Merger Agreement, and (y) the Board or the Special Committee, as applicable, in connection with such Acquisition Proposal, requests that the Stockholders enter into a supplemental agreement in favor of such Person or group on the same terms and conditions as set forth in the Parent Supplemental Agreement (a “Third Party Supplemental Agreement”), the Stockholders agree (i) to enter into such a Third Party Supplemental Agreement, with such reasonable modifications as the Board or the Special Committee may request, in connection with such Acquisition Proposal and (ii) if the Stockholders agree to modifications to the Third Party Supplemental Agreement that are materially more beneficial to the Person making an Acquisition Proposal as compared to the benefits to Parent in the Parent Supplemental Agreement, then the Stockholders will also offer to modify the Parent Supplemental Agreement (if (x) Parent is offering to make modifications to the Merger Agreement so that the Acquisition Proposal is no longer a Superior Proposal and (y) the Board or the Special Committee, as applicable, determines in accordance with Section 6.1(e) of the Merger Agreement that following such modifications from Parent such Acquisition Proposal is no longer a Superior Proposal) in substantially the same manner as the materially beneficial modifications to the Third Party Supplemental Agreement so that Parent would receive under the Parent Supplemental Agreement substantially the same benefits as such Person pursuant to the Third Party Supplemental Agreement.

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9. Waiver of Appraisal Rights.  Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

10. No Limitation on Discretion as Director or Fiduciary.  Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent any Stockholder or any partner, officer, employee or Affiliate of any Stockholder, (a) if such Person is serving on the Board of Directors, from exercising his or her duties and obligations as a director of the Company or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of the Company, or (b) if such Person is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust.  Each Stockholder is executing this Agreement solely in its capacity as a stockholder.

11. Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled to specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

12. Further Assurances.  Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

13. Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) (i) to Parent or the Company, as applicable, in accordance with Section 9.4 of the Merger Agreement and (ii) to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a Party as shall be specified by like notice).

14. Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15. Binding Effect and Assignment.  All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective Parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.  This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto; provided, however, that, notwithstanding the foregoing, Parent may assign its rights and obligations under this Agreement to any Subsidiary wholly owned by it, but no such assignment shall relieve Parent of its obligations hereunder.

16. No Waivers.  No waivers of any breach of this Agreement extended by Parent to the Stockholders shall be construed as a waiver of any rights or remedies of Parent with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of any Stockholder or any other such stockholder of the Company.  No waiver of any provisions hereof by any Party shall be deemed a waiver of any other provisions hereof by any such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

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17. Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of Law principles thereof).  Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or the actions of any Party in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 13.  Each of the Parties hereby agrees that any service of process, summons, notice or document by delivery in person or by overnight courier in accordance with Section 13 shall be effective service of process for any suit or Proceeding in connection with this Agreement or the transactions contemplated hereby.  Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 17, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or Proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction.  Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 17 is solely for the purpose referred to in this Section 17 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

18. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

19. No Agreement Until Executed.  Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the Parties hereto unless and until (a) the Board of Directors has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Certificate of Incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all Parties hereto.

20. Certain Adjustments.  In the event of a stock split, stock dividend or distribution, or any change in the common stock of the Company by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the term Shares shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which any or all of such shares are changed or exchanged or which have been received in such transaction.

21. Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, among the Parties hereto with respect to the subject matter hereof and contains the entire agreement among the Parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of Parent and the Stockholders; provided that the Company’s consent, not to be unreasonably withheld, conditioned or delayed, shall be required for any such amendment, supplement, modification or waiver that materially and adversely impacts the Company.

22. Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

23. Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

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EXECUTED as of the date first above written.

PARENT:

IRC SUPERMAN MIDCO, LLC, a Delaware limited liability company

By:	/s/ Scott Hilinski
Name:	Scott Hilinski
Title:	President

COMPANY:

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By:	/s/ Joseph A. Carlucci
Name:	Joseph A. Carlucci
Title:	Chief Executive Officer and Chairman of the Board of Directors

CENTERBRIDGE CAPITAL PARTNERS, L.P.

By: Centerbridge Associates, L.P., its general partner

By: Centerbridge Cayman GP Ltd., its general partner

By:	/s/ Susanne V. Clark
	Name:	Susanne V. Clark
	Title:	Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC, L.P.

By: Centerbridge Associates, L.P., its general partner

By: Centerbridge Cayman GP Ltd., its general partner

By:	/s/ Susanne V. Clark
	Name:	Susanne V. Clark
	Title:	Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By: CCP SBS GP, LLC, its general partner

By:	/s/ Susanne V. Clark
	Name:	Susanne V. Clark
	Title:	Authorized Signatory

SCHEDULE 1

Stockholder &Address	Shares
Centerbridge Capital Partners, L.P. 375 Park Avenue New York, New York 10152	16,893,850
Centerbridge Capital Partners Strategic, L.P. 375 Park Avenue New York, New York 10152	523,697
Centerbridge Capital Partners SBS, L.P. 375 Park Avenue New York, New York 10152	198,289